Exhibit 10.27(a)

MAGMA DESIGN AUTOMATION, INC.

Summary of Compensation Arrangement for Certain Executive Officers

Exhibit 10.27(b) lists the executives for which this Exhibit 10.27(a) applies. In addition, Exhibit 10.27(b) sets forth the annualized base salary for such named executive officers. Additional employees other than the executives set forth in Exhibit 10.27(b) may have the same or similar compensation as set forth in this Exhibit 10.27(a) and in Exhibit 10.27(b).

Description of Compensation for Certain Executive Officers

Each such executive officer’s compensation package consists of three elements:

•	base compensation, which compensates for the underlying job;

•	variable or bonus compensation, which rewards based on the achievement of financial and individual performance goals; and

•	equity-based incentive compensation, which rewards for Magma’s growth and increased stockholder value.

In addition to the above, each such executive officer is eligible to participate in various employee benefit plans, including (without limitation) 401(k) plans, life, disability, health, accident and other insurance programs, paid vacations, and similar plans or programs, subject in each case to the generally applicable terms and conditions of the applicable plan or program.

Each such executive officer’s employment is at-will.

Employment, Severance and Change of Control Agreements

Magma does not have formal employment or severance agreements with any of the executive officers set forth in Exhibit 10.27(b). Such executive officers are party to stock option agreements that provide for acceleration of vesting upon specified events.